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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Tootsie Roll Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Tootsie Roll Industries, Inc.
7401 South Cicero Avenue, Chicago, Illinois 60629

March 28, 2014

Dear Stockholders:

        You are cordially invited to attend the Annual Meeting of Shareholders of your Company to be held on Monday, May 5, 2014, at 9:00 A.M., Eastern Daylight Savings Time, in Room 1200, Mutual Building, 909 East Main Street, Richmond, Virginia.

        At the meeting, you will be asked to consider and vote upon the election of five directors, a proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the 2014 fiscal year and a non-binding, advisory resolution approving executive compensation.

        The formal Notice of the Annual Meeting of Shareholders and the Proxy Statement follow. It is important that your shares be represented and voted at the meeting, regardless of the size of your holdings. Accordingly, please promptly mark, sign and date the enclosed proxy and return it in the enclosed envelope, whether or not you intend to be present at the Annual Meeting of Shareholders.

Sincerely,

Melvin J. Gordon Chairman of the Board and Chief Executive Officer	Ellen R. Gordon President and Chief Operating Officer

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue, Chicago, Illinois 60629

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 5, 2014

To the Stockholders:

        Notice is hereby given that the Annual Meeting of Shareholders of TOOTSIE ROLL INDUSTRIES, INC. will be held in Room 1200, Mutual Building, 909 East Main Street, Richmond, Virginia, on Monday, May 5, 2014, at 9:00 A.M., Eastern Daylight Savings Time, for the following purposes:

  1.
  To elect the full board of five directors;

  2.
  To consider and act upon ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2014;

  3.
  To consider and act upon a non-binding, advisory resolution approving executive compensation; and

  4.
  To transact such other business as may properly come before the meeting or any adjournments thereof.

        Only shareholders of record at the close of business on March 14, 2014 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. The relative voting rights of the Company's Common Stock and Class B Common Stock in respect of the Annual Meeting and the matters to be acted upon at such meeting are described in the accompanying Proxy Statement.

        Your attention is directed to the accompanying Proxy, Proxy Statement and 2013 Annual Report of Tootsie Roll Industries, Inc.

By Order of the Board of Directors
Barry P. Bowen, Assistant Secretary

Chicago, Illinois
March 28, 2014

NOTE:    Please mark, date and sign the enclosed Proxy and return it promptly in the enclosed envelope whether or not you plan to attend the Annual Meeting in person. You may revoke your Proxy at any time before it is voted.

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue, Chicago, Illinois 60629

PROXY STATEMENT
Annual Meeting of Shareholders—May 5, 2014

SOLICITATION OF PROXIES

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Tootsie Roll Industries, Inc. (referred to as the "Company," "we" or "us" below) of the accompanying proxy for the Annual Meeting of Shareholders of the Company to be held on Monday, May 5, 2014, and at any adjournments thereof. The purpose of the meeting is for the shareholders of the Company to: (1) elect five directors to terms of office expiring at the 2015 Annual Meeting of Shareholders; (2) consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2014; (3) consider and act upon a non-binding, advisory resolution approving executive compensation; and (4) to transact such other business as may properly come before the meeting and any adjournments thereof.

        Proxies in the accompanying form, properly executed and received by the Company prior to the meeting and not revoked, will be voted as directed therein on all matters presented at the meeting. In the absence of a specific direction from the shareholder, proxies will be voted for the election of all named director nominees, for ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm and for the resolution approving executive compensation. The Board of Directors does not know of any other matters to be brought before the meeting; however, if other matters should properly come before the meeting it is intended that the persons named in the accompanying proxy will vote thereon at their discretion. Any shareholder may revoke his or her proxy by giving written notice of revocation to the Assistant Secretary of the Company, at any time before it is voted, by executing a later-dated proxy which is voted at the meeting or by attending the meeting and voting his or her shares in person.

        The Board of Directors has fixed the close of business on March 14, 2014 as the record date for the determination of shareholders of the Company entitled to receive notice of and to vote at the Annual Meeting of Shareholders to be held on May 5, 2014, and at any adjournments thereof. As of the close of business on March 14, 2014, there were outstanding and entitled to vote 36,757,199 shares of Common Stock and 22,252,769 shares of Class B Common Stock. Each share of Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes. Therefore the Common Stock will be entitled to a total of 36,757,199 votes and the Class B Common Stock will be entitled to a total of 222,527,690. The Common Stock and the Class B Common Stock will vote together as a single class with respect to the election of directors and all other matters submitted to the Company's shareholders at the meeting. This Proxy Statement and the enclosed form of proxy are being mailed to shareholders of the Company on or about March 28, 2014.

        The entire cost of soliciting proxies in the accompanying form will be borne by the Company. Proxies will be solicited by mail, and may be solicited personally by directors, officers or regular employees of the Company who will not receive special compensation for such services. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of the Company's Common Stock and Class B Common Stock.

VOTING INFORMATION

        A shareholder may, with respect to the election of directors (i) vote for the election of all named director nominees, (ii) withhold authority to vote for all named director nominees or (iii) vote for the election of all named director nominees other than any nominee with respect to whom the shareholder withholds authority to vote by so indicating in the appropriate space on the proxy. A shareholder may, with respect to ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm and in regard to the resolution to approve executive compensation, (i) vote "FOR" the proposal, (ii) vote "AGAINST" the proposal or (iii) "ABSTAIN" from voting on the proposal. Proxies properly executed and received by the Company prior to the meeting and not revoked will be voted as directed therein on all matters presented at the meeting. In the absence of a specific direction from the shareholder, proxies will be voted for the election of all named director nominees, for ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm, and for the resolution approving executive compensation. If a proxy indicates that all or a portion of the votes represented by such proxy are not being voted with respect to a particular matter, such non-votes will not be counted in connection with the vote on such matter, although such votes will count for purposes of determining the presence of a quorum.

        The affirmative vote of a plurality of the votes present in person or by proxy at the meeting and entitled to vote in the election of directors is required to elect directors. Thus, assuming a quorum is present, the five persons receiving the greatest number of votes will be elected to serve as directors. Withholding authority to vote for a director(s) and non-votes with respect to the election of directors will not affect the outcome of the election of directors. If a quorum is present at the meeting, non-votes and abstentions with respect to the ratification of the appointment of Company's independent registered public accounting firm and the resolution approving executive compensation will not affect the outcome of those matters.

PROPOSAL 1
ELECTION OF DIRECTORS

        It is the intention of the persons named in the accompanying proxy to vote for the election of each of the five persons named in the table below as a director of the Company to serve until the 2015 Annual Meeting of Shareholders and until his or her successor is duly elected and qualified. All of such nominees are now directors of the Company, having been previously elected as directors by the shareholders of the Company. In the event any of the nominees, all of whom have expressed an intention to serve if elected, fail to stand for election, the persons named in the proxy presently intend to vote for a substitute nominee designated by the Board of Directors. The information concerning the nominees and their shareholdings has been furnished by them to the Company.

        The following table sets forth information with respect to the five nominees for election as directors:

Name, Age and Other Positions, if any, with Company	Period Served As Director and Business Experience During Past 5 Years
Melvin J. Gordon, 94, Chairman of the Board and Chief Executive Officer(1)(2)	Director since 1952; Chairman of the Board since 1962; Director and President of HDI Investment Corp., a family investment company. Mr. Gordon brings to the Board an in-depth operating knowledge of all aspects of the Company and comprehensive industry knowledge from his many years of experience in the confectionery industry, along with extensive prior experience as the Chairman and Chief Executive Officer of another publicly held consumer packaged goods company.

Name, Age and Other Positions, if any, with Company	Period Served As Director and Business Experience During Past 5 Years
Ellen R. Gordon, 82, President and Chief Operating Officer(1)(2)

Director since 1969; President since 1978; Director and Vice-President of HDI Investment Corp., a family investment company. Mrs. Gordon also brings to the Board an in-depth knowledge of all aspects of the Company and comprehensive industry knowledge from her many years of experience in the confectionery industry. Mrs. Gordon has also served extensively on the boards of several nationally recognized graduate business and medical schools and on the board of a large public company where she also chaired its audit committee.

Barre A. Seibert, 72(3)(4)

Director since 2005; retired; First Vice-President of Washington Mutual Bank 2003-2007; Vice-President from 2001 to 2003; Chief Financial Officer of TransAlliance LP and predecessors from 1995 to 2001. Mr. Seibert is a seasoned financial executive and brings executive management expertise to the Board along with in-depth knowledge and insight in the areas of corporate finance, banking, accounting and audit related issues and financial reporting.

Lana Jane Lewis-Brent, 67(3)(4)

Director since 1988; President of Paul Brent Designer, Inc. since 1992; former President of Sunshine-Jr. Stores, Inc. Mrs. Lewis-Brent possesses knowledge of the Company's history and brings to the Board in depth operational skills as well as a retailer's perspective of the confectionery industry by virtue of her executive management experience in the convenience store industry, which represents an important outlet for the Company's products.

Richard P. Bergeman, 76(3)(4)

Director since December, 2001; retired; former Senior Vice-President of Unilever Bestfoods. Mr. Bergeman brings to the Board extensive consumer package goods management and corporate governance experience in a public company environment, having served for many years in a senior executive capacity at one of the premier food companies in the world. He also has particular expertise in all aspects of human resources including executive compensation and benefits.

(1)
Member of the Executive Committee. When the Board of Directors is not in session, the Executive Committee has the powers of the Board in the management of the business and affairs of the Company, other than certain actions which under the laws of the Commonwealth of Virginia must be approved by the Board of Directors.

(2)
Melvin J. Gordon and Ellen R. Gordon are husband and wife.

(3)
Member of the Audit Committee.

(4)
Member of the Compensation Committee.

        Director Independence and Corporate Governance.    The Board of Directors has determined that the non-management directors are independent under the New York Stock Exchange ("NYSE") listing standards because they have no direct or indirect relationship with the Company other than through their service on the Board of Directors and as shareholders. Shareholders and other interested parties who wish to communicate with the non-management members of the Board of Directors may do so by writing to Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629, Attention: Audit Committee Chairman, c/o Corporate Secretary. The Company's Corporate Governance Guidelines, which are posted on its website, www.tootsie.com, provide that the Chair of the Audit Committee shall preside over executive sessions of the non-management directors. The Company has also adopted a Code of Business Conduct and Ethics, which applies to all directors and employees, and which meets the SEC's criteria for a "code of ethics." The Code of Business Conduct and Ethics is posted on the Company's website. The Board of Directors periodically reviews succession planning for the Company's senior management including planning for the succession of Mr. and Mrs. Gordon in the event of an emergency. Mr. and Mrs. Gordon are vigorously engaged in the day to day operation of the Company's business and strategic planning. In addition, Mr. and Mrs. Gordon have advised the Board that they have no present intention of retiring from their current positions as officers and directors.

        Meeting Attendance.    The Board of Directors held four meetings in 2013. The Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. During 2013, all directors attended at least 75 percent of the meetings of the Board of Directors and the Committees of which they were members. Mr. and Mrs. Gordon attended the 2013Annual Meeting of Shareholders.

        Audit Committee.    The Audit Committee, which was established in accordance with section 3(a)(58) of the Securities Exchange Act of 1934, operates under a written charter approved by the Board of Directors, a copy of which is posted on www.tootsie.com. The Audit Committee held seven meetings during 2013. The Audit Committee is composed of three directors who qualify as "independent" under the NYSE listing standards. The Board of Directors has determined that no member of the Audit Committee qualifies as an "audit committee financial expert" as such term is defined by rules of the Securities and Exchange Commission ("SEC") and the Board does not believe that given the capabilities of the members of the Audit Committee it has been necessary to have or recruit a member who would qualify as an audit committee financial expert as defined by the SEC.

        Compensation Committee.    The Compensation Committee administers and makes awards under the Tootsie Roll Industries, Inc. Management Incentive Plan. This committee is composed of three directors who qualify as "independent" under the NYSE listing standards and "outside directors" under Section 162(m) of the Code. Otherwise, the entire Board of Directors is responsible for determining the compensation structure and amounts for the executive officers, including the Chief Executive Officer, except that the Chief Executive Officer and the Chief Operating Officer recuse themselves from votes regarding their own compensation, or in circumstances where their participation, as an executive officer of the Company, would affect compliance with federal securities law. Since the Company is a "controlled company" under the NYSE listing standards (see "Controlled Company Status" below), this committee does not maintain a written charter and the entire Board of Directors makes compensation decisions with regard to the Chief Executive Officer or other executive officers as described above. Given the Company's status as a controlled company, the Board believes that this allocation of responsibilities between the Compensation Committee and the full Board for compensation decisions is appropriate. The Compensation Committee held one meeting during 2013. This committee has not delegated any of its duties to others.

        The Company has engaged Compensation Strategies, Inc., an executive compensation consulting firm selected by management and approved by the Board, to provide advice and assistance to both management and the Board regarding the Company's executive compensation practices. Compensation Strategies, Inc. is referred to below as the "consultant." The consultant conducts periodic reviews of total compensation of the Company's executive officers, based on the process described in the Compensation Discussion and Analysis section below, for review by management and the Board of Directors in determining the appropriate levels of compensation for each executive officer. The consultant only provides executive compensation consulting services. The consultant does not attend meetings of the Board of Directors or of the Compensation Committee but is available to answer questions. Work performed by Compensation Strategies, Inc. did not raise any conflict of interest.

        Director Nominations.    As a controlled company under NYSE listing standards, the Company is permitted to have the entire Board of Directors discuss and determine the nominees for election to the Board and oversee the Company's corporate governance. The Board does not believe that given the current size and composition of the Board that it needs to have a separately-designated nominating committee to perform this function. The Board will consider director candidates recommended by shareholders, but the Board does not otherwise have a policy with regard to the consideration of director candidates recommended by shareholders, nor has it established any specific minimum qualifications that it believes must be met by a nominee for director, whether recommended by it or by a shareholder, or any specific qualities or skills that it believes are necessary for one or more of its directors to possess, as it believes that it can adequately consider the suitability and qualifications of any such candidates on a case by case basis. The Board does not currently have a policy for identifying or evaluating nominees for director, including nominees recommended by shareholders. If a candidate for nomination is recommended by a shareholder the Board would evaluate that candidate in the same manner as all other candidates to be nominees for director. As set forth in its Corporate Governance Guidelines, the Board is committed to a diversified membership, in terms of both the individuals involved and their various experiences and areas of expertise. The Board does not have a formal policy with respect to diversity in identifying or selecting nominees for the Board, but in evaluating nominees, the Board assesses the background of each candidate in a number of different ways including how the individual's qualifications complement, strengthen and enhance those of existing Board members as well as the future needs of the Board. Any shareholder wishing to recommend a candidate for nomination as a director should do so in writing addressed to Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629, Attention: Ellen R. Gordon, President. See "Shareholder Proposals for 2014 and 2015 Annual Meetings" below in this proxy statement for information regarding procedures that must be followed by shareholders in order to nominate directors at the 2015 annual meeting.

        Board Leadership Structure and Role in Risk Oversight.    The Company's Corporate Governance Guidelines provide that the Board shall be free to choose its chair in any way it deems best for the Company at any time. The Board believes that it is desirable to have the flexibility to decide whether the roles of Chairman of the Board and Chief Executive Officer should be combined or separate in light of the Company's circumstances from time to time. The Board currently combines the role of Chairman of the Board with the role of Chief Executive Officer. The Board believes this currently provides an efficient and effective leadership model for the Company, especially given the relatively small size of the Company's Board. The Company's independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings Company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.

        The Audit Committee has been designated by the Board to take the lead in overseeing risk management at the Board level. The charter for the Audit Committee requires that it discuss policies and guidelines to govern the process by which risk assessment and risk management are handled and that it meet periodically with management to review and assess the Company's major financial risk exposures and the manner in which such risks are being monitored and controlled. Accordingly, in addition to its other duties, the Audit Committee periodically reviews the Company's risk assessment and management, including the areas of legal compliance, internal auditing and financial controls, litigation, environment, health and safety. In this role, the Audit Committee considers the nature of the material risks the Company faces, and the adequacy of the Company's policies and procedures designed to respond to and mitigate these risks. It also receives reports from management and other advisors, including periodic risk assessments covering a broad range of business, market environment, and operating risks. Although the Board's primary risk oversight has been assigned to the Audit Committee, the full Board also periodically receives information about the Company's risk management and the most significant risks that the Company faces. In addition to an ongoing compliance program, the Board encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations.

        Controlled Company Status.    The Company is a "controlled company" under the NYSE listing standards since the Gordon family collectively holds more than 50% of the total voting power of the outstanding capital stock of the Company.

DIRECTOR COMPENSATION

        As described more fully below, this chart summarizes the annual compensation of the Company's non-management directors during 2013.

Name	Fees Earned or Paid in Cash	All Other Compensation	Total
Barre A. Seibert	$89,800	$3,800	$93,600
Lana Jane Lewis-Brent	89,800	—	89,800
Richard P. Bergeman	97,300	4,000	101,300

        Mr. and Mrs. Gordon do not receive fees for their service on the Board of Directors or its committees. Non-management directors received the following cash compensation for 2013:

  •
  An annual retainer of $70,000

  •
  $1,800 quarterly for Board meetings attended

  •
  An annual retainer of $16,500 for the Chair of, and $9,000 to other members for serving on, the Audit Committee

  •
  $1,800 for attending each meeting of the Compensation Committee

        No perquisites or other personal benefits were provided to the non-management directors in 2013 other than occasional samples of the Company's products.

        The Board of Directors recommends a vote FOR the election of all named director nominees.

 OWNERSHIP OF COMMON STOCK AND CLASS B COMMON STOCK
BY CERTAIN BENEFICIAL OWNERS

        The following table sets forth, as of March 14, 2014 information with respect to the beneficial ownership of the Company's Common Stock and Class B Common Stock by each person known by the Company to be the beneficial owner of more than five percent of such Common Stock or Class B Common Stock. The information has been furnished by these persons or derived from filings with the SEC.

		Number of Shares of Common Stock and Class B Common Stock Owned Beneficially and Nature of Beneficial Ownership(1)
					Percentage of Outstanding Shares of Class
Name		Direct	Indirect
Melvin J. Gordon	Common	1,576,851	—		4.3%
	Class B	1,576,851	—		7.1%
Ellen R. Gordon	Common	9,696,303	121,593	(2)	26.7%
	Class B	10,722,925	47,893	(2)	48.4%
Melvin J. Gordon and Ellen R. Gordon, jointly as fiduciaries	Common	—	6,643,041	(3)	18.1%
	Class B	—	5,966,884	(3)	26.8%
Leigh R. Weiner	Common	1,274,025	90,952	(4)	3.7%
	Class B	2,673,014	284,298	(4)	13.3%

  The address of Mr. and Mrs. Gordon is c/o Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629. The address of Mr. Weiner is c/o Becker Ross, LLP, 317 Madison Ave., New York, New York 10017-5372.

(1)
Except as set forth below, the persons named in the above table have sole investment and voting power over the shares indicated therein as being owned directly and share investment and voting power over the shares indicated therein as being owned indirectly. Shares of Class B Common Stock are at all times convertible into shares of Common Stock on a share-for-share basis. Shares and percent of class indicated for Common Stock do not reflect the shares of Common Stock that could be acquired upon the conversion of the shares of Class B Common Stock.

(2)
Includes 45,969 shares of Common Stock and 47,893 shares of Class B Common Stock held as co-trustee of one of the Company's tax qualified retirement plans, and 75,624 shares of Common Stock held as co-trustee of a trust which holds such shares of Common Stock for one of the Company's nonqualified deferred compensation plans.

(3)
Includes 5,464,837 shares of Common Stock and 5,966,884 shares of Class B Common Stock held by Mr. and Mrs. Gordon as fiduciaries for their children and 1,178,204 shares of Common Stock owned by a charitable foundation of which members of the Gordon family are directors.

(4)
Includes 90,068 shares of Common Stock and 56,768 shares of Class B Common Stock held by Mr. Weiner's spouse (as to which he disclaims beneficial ownership) and 884 shares of Common Stock and 227,530 shares of Class B Common Stock held by a charitable foundation of which Mr. Weiner and members of his family are directors.

 OWNERSHIP OF COMMON STOCK AND CLASS B COMMON STOCK BY MANAGEMENT

        The following table sets forth, as of March 14, 2014, the beneficial ownership of Common Stock and Class B Common Stock by each nominee for director, by each executive officer who is named in the summary compensation table included in this proxy statement, and by all directors and executive officers of the Company as a group.

		Number of Shares of Common Stock and Class B Common Stock Owned Beneficially and Nature of Beneficial Ownership(1)
						Percentage of Outstanding Shares of Class
Name		Direct		Indirect
Melvin J. Gordon	Common		(2)		(2)	(2)
	Class B		(2)		(2)	(2)
Ellen R. Gordon	Common		(2)		(2)	(2)
	Class B		(2)		(2)	(2)
Barre A. Seibert	Common	2,864		—		(5)
	Class B	—		—		(5)
Richard P. Bergeman	Common	1,459		—		(5)
	Class B	—		—		(5)
Lana Jane Lewis-Brent	Common	8,151		3,131	(3)	(5)
	Class B	—		—		(5)
John W. Newlin, Jr.	Common	—		16,384	(4)	(5)
	Class B	—		18,106	(4)	(5)
Thomas E. Corr	Common	—		—		(5)
	Class B	—		—		(5)
G. Howard Ember, Jr.	Common	1,723		17,779		(5)
	Class B	—		—		(5)
All directors and executive officers as a group (10 persons)	Common	11,287,351		6,801,928		49.2%
	Class B	12,299,776		6,032,883		82.4%

(1)
The persons named in the above table have sole investment and voting power over the shares indicated therein as being owned directly and share investment and voting power over the shares indicated therein as being owned indirectly. Shares of Class B Common Stock are at all times convertible into shares of Common Stock on a share-for-share basis. Shares and percent of class indicated for Common Stock do not reflect the shares of Common Stock that could be acquired upon the conversion of the shares of Class B Common Stock.

(2)
See the table under the caption "Ownership of Common Stock and Class B Common Stock by Certain Beneficial Owners" above for shareholdings of Mr. and Mrs. Gordon.

(3)
Shares held by Ms. Lewis-Brent's spouse as to which she disclaims beneficial ownership.

(4)
Mr. Newlin disclaims beneficial ownership of such shares, which are held in a family partnership, other than his pecuniary interest in such shares.

(5)
Less than 1% of the outstanding shares.

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and persons who own more than ten percent of the Company's Common Stock or Class B Common Stock to file reports of ownership and changes in ownership with the SEC and NYSE. Such persons are also required to furnish the Company with copies of all such reports.

        Based solely on a review of the copies of such reports, and written representations from certain reporting persons, we are pleased to note that the Company's directors, executive officers and greater than ten percent shareholders filed all required reports during or with respect to fiscal year 2013 on a timely basis.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The following Compensation Discussion and Analysis describes the material elements of the compensation program for the Company's executive officers identified in the Summary Compensation Table below, who are referred to in this discussion as the "named executive officers."

Corporate Principles

        We believe that the differences among companies are attributable to the caliber of their people, and therefore strive to attract and retain superior executives. The Company maintains a conservative financial posture in deploying and managing assets and does not jeopardize long-term growth for immediate, short-term results.

Objectives of Compensation Program

        The objectives of the Company's compensation program for named executive officers consistent with these corporate principles are to:

  •
  Encourage and reward individual effort and teamwork in order to improve the Company's financial performance, and

  •
  Attain the Company's principal long-term objective of profitably building the Company's well-known brands.

        All compensation and benefits for named executive officers described below have as a primary purpose meeting the need to attract, retain and motivate the types of individuals who will be able to execute the Company's business strategy while upholding its values in an ever changing competitive environment. The Company's compensation program includes salary, annual cash incentives, annual awards under the Company's Career Achievement Plan, which is referred to as the "CAP" below, participation in the Excess Benefit Plan, which is referred to as the "EBP" below, a Supplemental Savings Plan, which is referred to as the "SSP" below, and split dollar life insurance coverage.

        None of the Company's employees receive stock options, restricted stock or other forms of equity compensation. The Board does not grant equity compensation to the Chief Executive Officer and the Chief Operating Officer because of their significant equity stake in the Company. Other named executive officers also do not receive equity compensation, as the Board has decided to motivate executive behavior based on financial and management objectives consistent with the Company's corporate principles.

Design of Executive Compensation Program to Mitigate Excessive Risk Taking

        As discussed above, the Board of Directors is responsible for determining the compensation structure and amounts for the named executive officers, except that the Compensation Committee (which is referred to in this Compensation Discussion and Analysis as the "committee"), is responsible for administering and determining the annual cash incentives for the named executive officers. The named executive officers' compensation program is balanced between short-term and long-term compensation and incentives. The Board of Directors believes that too much emphasis on incentive compensation can lead to behaviors that are not necessarily in the long-term best interests of shareholders and has balanced the Company's compensation program accordingly. While this compensation program carries a heavier weighting on base salary than is typical in the competitive marketplace, the Company's primary focus is on providing total compensation as a whole that is competitive with that of its direct competitors for executive talent. In addition, the Board of Directors considers the performance of the named executive officers during the fiscal year when exercising discretion to adjust annual compensation. The Board of Directors believes that this program will lead to increased shareholder value on a long-term basis and serves to mitigate risk taking activities that are inconsistent with the Company's long-term shareholder interests.

Competitiveness Assessment

        The Board periodically reviews compensation levels for similarly situated executives of a group of industry peers. With the assistance of Compensation Strategies, Inc., a compensation consulting firm, statistical analysis is used to adjust all market compensation data to reflect the current annual revenues and market capitalization of the Company given the variation in size of the companies from which compensation data is collected. Each element of compensation as well as total compensation is quantified and reviewed to determine the Company's competitiveness compared to the market. In late 2012, Compensation Strategies, Inc. determined that the total compensation (base salary, annual bonus and long-term incentives) for the Company's executive officers was 14.9% above the median for its peer group companies (as discussed below) after adjusting for market capitalization. The Company does not target any specific level of compensation with respect to the market such as the 50% percentile of peer companies. In determining appropriate individual compensation levels for the named executive officers, the Board considers this competitive market compensation data, as well as the individual's experience, internal equity among the executive officers, as well as individual and Company performance. Compensation levels for all named executive officers, except the Chief Executive Officer and the Chief Operating Officer, are approved by the Board (and in the case of the Management Incentive Plan, by the Compensation Committee) based on the recommendation of, and performance evaluation by, the Chief Executive Officer and the Chief Operating Officer. In the case of the Chief Executive Officer and the Chief Operating Officer, the independent members of the Board review and approve their compensation levels after conducting an evaluation of their prior-year performance. The results of the Compensation Strategies, Inc. report were taken into account in determining annual incentive payments for 2013 and salary levels for 2014.

Peer Group

        The group of peer companies used in the review of total compensation levels consists of 18 publicly traded companies in the snack, confectionary and specialty food and beverage industries with annual revenues ranging from $367 million to $17.8 billion and market capitalizations ranging from $281 million to $31.3 billion. The Board reviews the make-up of the group on an ongoing basis. In 2013, H.J. Heinz

Company, Ralcorp Holdings Inc. and Schiff Nutrition International, Inc. were acquired and therefore removed from the peer group. Each company included in the group is shown below.

Peer Group	Annual Revenues (in millions)	Market Capitalization, as of 12/31/2013 (in millions)
B&G Foods, Inc.	$725	$1,793
Boulder Brands, Inc.	370	950
Campbell Soup Company	8,052	13,590
Dean Foods Company	11,462	1,622
Diamond Foods, Inc.	864	581
Flowers Foods, Inc.	3,046	4,477
General Mills, Inc.	17,774	31,264
Green Mountain Coffee Roasters, Inc.	4,358	11,351
Hershey Company	7,146	21,739
J & J Snack Foods Corp.	868	1,655
Kellogg Company	14,792	22,107
Lancaster Colony Corp.	1,166	2,405
McCormick & Company, Inc.	4,123	9,035
Natures Sunshine Products, Inc.	367	281
Snyder's-Lance, Inc.	1,761	1,992
The Hain Celestial Group, Inc.	1,735	4,338
The J. M. Smucker Company	5,898	10,895
TreeHouse Foods, Inc.	2,182	2,508

Elements of Compensation

Base Salary

        The Board annually reviews each named executive officer's base salary. The Board does not establish base salary based on individual or corporate performance factors fixed in advance. The factors considered by the Board include the following:

  •
  Individual performance and contribution to the Company;

  •
  Comparative compensation levels of other companies, including the periodic compensation studies performed by an independent compensation consultant;

  •
  Overall competitive environment for executives and the level of compensation considered necessary to attract and retain executive talent;

  •
  Historical compensation and performance levels for the Company;

  •
  Length of service, which can be a significant factor for some executives; and

  •
  The extent to which payments would be deductible for federal income tax purposes due to the $1 million deduction limitation under Section 162(m) of the Internal Revenue Code.

        Any changes to base salary levels typically become effective as of January 1st. Effective January 1 in each of 2013 and 2014 base salary increases of 2.1% and 2.5%, respectively, were approved by the Board for the Chief Financial Officer. These adjustments reflect the Board's assessment of the factors described above and were consistent with the Company's overall budget for salary increases. No salary increases were approved for the Chief Executive Officer, the Chief Operating Officer, the Vice President/Manufacturing or for the Vice President/Marketing and Sales in either 2013 or 2014 due to tax considerations.

Annual Incentives

        All of the named executive officers are eligible to participate in the Management Incentive Plan, which is referred to as the "MIP" below and which was approved by shareholders. The MIP is designed to recognize and reward the named executive officers for their contribution to the Company's overall financial performance as well as the attainment of individual and Company goals, while maintaining the tax deductibility of the annual incentive bonuses. Under the terms of the MIP, if the Company has net earnings (as defined in the MIP) of greater than $35 million during the applicable performance period, each named executive officer is deemed to have earned an award equal to the MIP's maximum award of $3.5 million. The committee then uses its discretion rather than predetermined targets to determine the level of performance achieved and to reduce the awards, even to zero, for each named executive officer based on its consideration and assessment of the following factors:

  •
  Net earnings and earnings per share;

  •
  Increase in sales of core brands and total sales;

  •
  Net earnings as a percentage of sales;

  •
  Performance in accomplishing cost savings and operational improvements;

  •
  Performance in accomplishing and integrating successful acquisitions, and

  •
  Other strategic objectives that may be determined from time to time.

        To date, the Company has not paid the $3.5 million maximum award available under the MIP to any named executive officer. The $3.5 million maximum payment figure was selected for the MIP to provide the Compensation Committee flexibility in awarding an appropriate bonus payment given the facts and circumstances consistent with preserving tax deductibility under Section 162(m).

        For fiscal years 2013, 2012 and 2011, the Committee used its discretion to reduce the maximum payments to the levels set forth in the Summary Compensation Table. The Company's 2013 net earnings were $60,849,000 and earnings per share were $1.02. Net product sales were $539,627,000. Net earnings as a percent of net product sales were 11.3%. Of the foregoing, net earnings and earnings per share, as compared to the prior year, were the predominant factors considered by the committee in determining bonus awards for each named executive officer. As salaries for all named executive officers have been limited to $999,000 due to tax considerations as noted above, amounts that might otherwise have been paid as salary have been provided under the MIP, CAP or both.

Career Achievement Plan and Excess Benefit Plan

        All of the named executive officers were eligible to receive annual CAP awards in 2013. The CAP is designed to provide executive officers an incentive to achieve both short-term and long-term financial and other strategic goals of the Company and is also intended to provide an incentive for the named executive officers to remain with the Company on a long-term basis. Similar to MIP, the Board uses its discretion to determine the level of performance achieved and therefore make awards to executive officers in a fixed dollar amount based on its assessment of performance, rather than predetermined targets. Awarded amounts are credited to an unfunded bookkeeping account established on behalf of each executive officer. Participants vest in each annual award under the CAP ratably in annual 20% installments over five years, provided that they are continuously employed by the Company. All distributions (other than distributions made by reason of the participant's death), are subject to the participant entering into a non-competition and non-solicitation agreement. Payments under the CAP are currently exempt from the $1 million deduction limitation because they are deferred to a period later than the executive's employment termination. A fuller description of the CAP follows the Nonqualified Deferred Compensation as of and for the Fiscal Year Ended December 31, 2013 table included below in this proxy statement.

        The Board determines the CAP awards to the named executive officers based on its assessment of the Company's performance and each named executive officer's contribution to the Company's long-term growth and success. In making this determination for the awards made with respect to 2013, the Board generally relied on the same factors outlined above with respect to the MIP with some adjustment for prior periods to take into account the long-term growth and success of the Company and the named executive officer's contribution thereto. For fiscal year 2013, the amounts of the CAP awards ranged from $172,000 to $633,000 for the named executive officers because the Board determined that improved net profits as well as strong efforts by these executives on behalf of the Company merited such awards as did the ongoing need to continue to motivate and retain these executives.

        All of the named executive officers participate in the EBP, which is designed to restore retirement benefits that cannot be accrued under the Company's tax qualified plans due to limitations on contributions and compensation under applicable tax laws. The fuller description of the EBP follows the Nonqualified Deferred Compensation table included below in this proxy statement.

Other Benefits and Arrangements

        The named executive officers are provided with the same benefits, such as group insurance coverage, the SSP and participation in the Company's tax-qualified retirement plans, as other salaried employees.

Perquisites

        The Chief Executive Officer and the Chief Operating Officer use Company aircraft to visit the Company's manufacturing plants, attend trade association meetings, visit potential acquisition candidates, participate in advertising, media and public relations activities, interview potential executive candidates, attend board meetings of the Company and other entities and travel between corporate headquarters and other locations where they also maintain executive offices and personal housing. The Board believes that the ability of the Chief Executive Officer and the Chief Operating Officer to safely and efficiently conduct Company business while traveling and while at different locations provides substantial benefits to the Company that justify the cost of such aircraft usage. The use of Company aircraft, and the housing and automobile benefits described below, enable the Chief Executive Officer and the Chief Operating Officer to visit Company facilities more frequently and to effectively devote additional time to operational and strategic aspects of the Company's business, including the development of new product innovations and cost reduction programs that have significantly contributed to the Company's success, while traveling and while working at locations other than corporate headquarters. In 2013, the Chief Executive Officer and the Chief Operating Officer also used Company aircraft for a minimal amount of personal travel with an aggregate incremental cost for each to the Company of $14,218, which usage has also been approved by the Board of Directors for security and other reasons. All named executive officers, except the Chief Executive Officer and the Chief Operating Officer, have the use of a Company provided automobile. The Chief Executive Officer and the Chief Operating Officer are provided with the use of a Company apartment and, for efficiency and security reasons, are provided with a car and driver when they are in Chicago.

Change in Control Agreements

        In 1997, the Company entered into change in control agreements with the named executive officers, excluding the Chief Executive Officer and the Chief Operating Officer. The Board of Directors at that time determined amounts payable under its change in control program based in part on its review at such time of available information of such programs maintained by similarly situated companies with the assistance of a compensation consultant. The purpose of these agreements is to avoid the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. A change in control program protects shareholder interests by enhancing employee focus during rumored or actual change in control activity. The Board of Directors adopted these agreements under the belief that such arrangements are frequently part of executive compensation practices at major public corporations. These agreements were not extended to the Chief Executive Officer and the Chief Operating Officer due to their significant equity stake in the Company. A detailed summary of these agreements is set forth in section entitled "Potential Payments on Termination or Change in Control" below in this proxy statement.

        There are no employment agreements with the named executive officers.

Advisory Vote on Executive Compensation and Frequency of Advisory Vote on Executive Compensation Results

        The Board considered the result of the 2011 advisory vote to approve the compensation of the Company's named executive officers in connection with the discharge of its responsibilities. Because shareholders overwhelmingly approved the compensation of the Company's named executive officers, with approximately 98% of the total votes cast voted in favor of the 2011 "say-on-pay" resolution, the Board has not made significant changes to the Company's compensation programs as a result of such shareholder advisory vote.

Report of the Board of Directors on Executive Compensation

To Our Fellow Stockholders at Tootsie Roll Industries, Inc.:

        The undersigned, the entire Board of Directors of Tootsie Roll Industries, Inc., have reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussion, have recommended inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

The entire Board of Directors: Melvin J. Gordon Ellen R. Gordon Barre A. Seibert Lana Jane Lewis-Brent Richard P. Bergeman

 Summary Compensation Table for Fiscal Years Ended December 31, 2013, 2012 and 2011

        The following table sets forth the information required by SEC Regulation S-K Item 402 as to the compensation paid or accrued for the years ended December 31, 2013, 2012 and 2011 for services rendered in all capacities, by the Company's Chairman and Chief Executive Officer, Vice President/Finance (the principal financial officer) and three other most highly compensated executive officers (the "named executive officers").

Name and Principal Position	Year	Salary	Bonus(1)	Stock or Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(2)	Total($)
Melvin J. Gordon,	2013	$999,000	$1,383,000	—	—	—	$1,377,164	$3,759,164
Chairman and Chief	2012	999,000	1,383,000	—	—	—	1,411,450	3,793,450
Executive Officer	2011	999,000	1,383,000	—	—	—	1,492,593	3,874,593
Ellen R. Gordon,	2013	999,000	1,604,500	—	—	—	1,527,731	4,131,231
President and Chief	2012	999,000	1,383,000	—	—	—	1,413,450	3,795,450
Operating Officer	2011	999,000	1,282,000	—	—	—	1,457,655	3,738,655
G. Howard Ember, Jr.,	2013	847,000	293,500	—	—	—	297,561	1,438,061
Vice President/	2012	829,500	288,200	—	—	—	305,015	1,422,715
Finance	2011	813,000	207,000	—	—	—	276,145	1,296,145
John W. Newlin, Jr.,	2013	999,000	388,500	—	—	—	610,854	1,998,354
Vice President/	2012	999,000	469,200	—	—	—	564,349	2,032,549
Manufacturing	2011	999,000	275,500	—	—	—	486,025	1,760,525
Thomas E. Corr,	2013	999,000	412,000	—	—	—	531,393	1,942,393
Vice President/	2012	999,000	460,000	—	—	—	478,107	1,937,107
Marketing and Sales	2011	999,000	291,500	—	—	—	405,804	1,696,304

(1)
Reflects amounts earned under the Management Incentive Plan (MIP). The MIP is discussed in the Compensation Discussion and Analysis.

(2)
The All Other Compensation column reflects the following benefits for 2013:

•
The following amounts contributed by the Company for the benefit of the named executive officers: $28,709 for each of the named executive officers with respect to the Company's tax qualified defined contribution plans; $293,526, $324,093, $81,696, $156,285 and $159,528 for Mr. Gordon, Mrs. Gordon, Mr. Ember, Mr. Newlin and Mr. Corr, respectively, with respect to the EBP; and $513,000, $633,000, $172,000, $412,000, $328,000 for Mr. Gordon, Mrs. Gordon, Mr. Ember, Mr. Newlin and Mr. Corr, respectively, with respect to the CAP.

•
The shared use of a Company owned apartment by Mr. and Mrs. Gordon when they are working at the Company's headquarters in the amount of $65,597 for each of Mr. Gordon and Mrs. Gordon. The amounts included in the table with regard to this item include the costs related to the apartment including real estate taxes, maintenance expenses, utilities, building association fees and depreciation.

•
The shared use of Company aircraft by Mr. and Mrs. Gordon to travel between corporate headquarters and other locations where they also maintain both executive offices and personal housing in the amount of $424,409 for each of Mr. Gordon and Mrs. Gordon. See "Compensation Discussion and Analysis-Perquisites" above for a discussion of the reasons why the Company provides these benefits. Although the Board of Directors has approved these expenditures as reasonable business expenses because of the benefits to the Company, such expenditures are considered compensatory perquisites to Mr. and Mrs. Gordon under an SEC interpretation. These amounts reflect the aggregate incremental cost to the Company of travel between these locations by the Gordons, based on the proportion of hours flown for this travel relative to all hours flown. This calculation of aggregate incremental cost includes the proportionate amount of all operating costs and fixed charges (other than depreciation) such as monthly management fees, pilot charges, fuel, maintenance, insurance and other fees. In 2013 the Chief Executive Officer and the Chief Operating Officer also used Company aircraft for a minimal amount of personal travel, the aggregate incremental cost of which was $14,218 for each of Mr. and Mrs. Gordon, which usage has also been approved by the Board of Directors for security and other reasons.

  •
  With respect to Messrs. Ember, Newlin and Corr, the cost of providing Company automobiles. With respect to Mr. and Mrs. Gordon, the cost of shared use of an automobile and driver based on all direct costs of maintaining and operating the automobile and the proportionate cost of the portion of an employee's time used for driving.

Nonqualified Deferred Compensation as of and for the Fiscal Year Ended December 31, 2013

Executive/Plan Name	Executive Contributions in last FY	Company Contributions in last FY(1)	Aggregate Earnings in last FY	Aggregate Withdrawals/ Distributions	Balance at Last FYE(2)
Melvin J. Gordon
EBP	$—	$293,526	$1,915,512	$—	$8,167,900
CAP	—	513,000	658,208	—	3,385,558
SSP	130,000	—	67,969	—	329,689
Ellen R. Gordon
EBP	—	324,093	1,787,192	—	7,676,596
CAP	—	633,000	633,040	—	3,402,013
SSP	130,000	—	67,722	—	329,442
G. Howard Ember, Jr.
EBP	—	81,696	491,166	—	2,789,795
CAP	—	172,000	267,901	—	4,507,501
SSP	—	—	525,615	390,000	2,349,158
John W. Newlin, Jr.
EBP	—	156,285	1,072,978	—	4,425,317
CAP	—	412,000	1,469,852	—	7,791,673
Thomas E. Corr
EBP	—	159,528	113,151	—	3,127,817
CAP	—	328,000	401,532	—	6,447,175

(1)
Included as a component of "All Other Compensation" in the Summary Compensation Table.

(2)
Reflects total contributions and earnings thereon over the named executive's career with the Company during which they participated in the EBP and the CAP. As of December 31, 2013, cumulative cash distributions under the EBP and the CAP had been less than $100,000 for each of the named executive officers.

Summary of Nonqualified Deferred Compensation Plans

Excess Benefit Plan

        In general, the EBP provides for Company contributions that are unavailable under tax qualified retirement plans due to federal tax law limitations. Participation in the EBP is automatic for all employees for whom contributions to the qualified plans are so limited. EBP account balances are increased or decreased over time based on the returns of a diversified set of publicly traded mutual funds as selected by the participants. All of the named executive officers have earned fully vested benefits under the EBP. Distribution of amounts under the EBP for amounts accrued and vested before 2005 are at the discretion of the administrator of the Company's Profit Sharing Plan, but must occur either in lump sum or in up to three annual installments beginning within 60 days after the year in which the participant terminates employment or the year in which the participant turns 65, whichever is later. Distributions under a participant's post 2004 calendar year amounts are generally payable in connection with a separation from service.

Supplemental Savings Plan

        The named executive officers and certain other management employees are eligible to participate in the SSP, which is an unfunded, nonqualified deferred compensation plan. Each year, participants can elect to defer up to 16% of their compensation (base salary and annual bonus or MIP) under the SSP. The deferral is effective as of the time that the participant is precluded from making deferrals under the tax-qualified Profit Sharing Plan because of certain limits imposed under the Internal Revenue Code. Participant balances in the SSP are increased or decreased over time based on the returns of a diversified set of publicly traded mutual funds as selected by participants. All benefits under the SSP are fully vested. Distributions from a participant's pre-2005 calendar year accounts are made on the earlier of the date selected by the participant when making a deferral election or the 60th day after the participant terminates employment, if the Company's debt rating falls below investment grade, or in the event of a financial hardship. Distributions from a participant's post-2004 calendar year accounts are generally made on the date selected by the participant when making a deferral election, subject to certain restrictions as required under Section 409A of the Internal Revenue Code.

Career Achievement Plan

        In 2013, 2012 and 2011, all named executive officers and certain other executives participated in the CAP, which is an unfunded, nonqualified deferred compensation plan. The CAP allows the Board to annually grant deferred cash awards to participants based on performance as determined by the Board. Amounts deferred under the CAP are increased or decreased over time based on the returns of a diversified set of publicly traded mutual funds, the Moody's bond index or up to 10,000 shares of Company common stock (adjusted for stock dividends) as selected by the participants. Each annual CAP award is subject to a separate five year vesting schedule with annual vesting at a rate of twenty percent. CAP benefits are payable only upon an eligible termination of employment or in connection with a change in control of the Company. Upon an employment termination due to death, disability, or retirement on or after age 65, the entire amount accumulated on the participant's behalf that is earned and vested before 2005 will be distributed within 60 days after employment termination. For all other employment terminations (except for a termination of employment for cause), the participant will forfeit any unvested amounts and commence receiving payment equal to the vested CAP benefit on the later of the first anniversary of the date of employment termination or the 60th day after the participant's 65th birthday. In general, payments will be made in a single lump sum or in up to 10 annual installments as elected by the participant. A participant whose employment is terminated for cause will forfeit all CAP benefits. A participant who is employed by the Company at the time of a change in control will receive an immediate lump sum payment of all accumulated CAP benefits. All distributions (other than distributions made by reason of the participant's death), will be subject to the participant entering into a non-competition and non-solicitation agreement that will be effective beginning on the date of the event triggering the right to payment and ending one year after employment termination. Participants will forfeit amounts accrued after January 2, 1999 if they violate the non-competition and non-solicitation agreement.

        Payments to the named executive officers under the EBP, SSP and the CAP on account of separation from service must be delayed by six months and a day after separation.

 Potential Payments on Termination or Change in Control

        The section below describes the payments that may be made to the named executive officers upon employment termination or in connection with a change in control. For payments made to a participant upon employment termination under nonqualified deferred compensation plans, see Nonqualified Deferred Compensation as of and for the Fiscal Year Ended December 31, 2013.

Change in Control

        The Company has entered into change in control agreements with certain officers including the named executive officers other than the Chief Executive Officer and the Chief Operating Officer. These agreements generally provide severance benefits in the event the named executive officer's employment is terminated by the Company without cause or by the named executive officer for good reason within two years after a change in control. These benefits include a single lump sum payment equal to:

  •
  A pro-rata bonus for the year of employment termination (based on the higher of the earned bonus for the last fiscal year or the average bonus earned during the three fiscal years before the change in control)

  •
  Three times the officer's annual base salary, and

  •
  Three times the higher of the officer's earned bonus for the last fiscal year or, if higher, the officer's average bonus over the prior three fiscal years.

        The officer is also eligible for three years of continued coverage under the Company's health, life and disability benefit plans at the Company's cost. The officer would also become vested in, and be paid, any unvested accrued benefits under the Company's pension, profit sharing and excess benefit plans and the maximum award under the CAP Plan.

        The officer is also entitled to a tax gross-up payment to reimburse any federal excise taxes (and related income taxes owed due to the gross-up payment) under Section 4999 of the Internal Revenue Code. Under Section 4999 of the Internal Revenue Code, a 20% excise tax is payable by a named executive officer if post termination amounts that are considered to be contingent on a change in control for tax purposes equal or exceed three times the officer's average taxable income from the Company for the five years prior to the year of the change in control. This tax equals 20% of all contingent payments that exceed his average taxable income during this period. Amounts that are subject to the 20% excise tax are not deductible under any circumstances by a buyer. If a change in control were to occur, the Company believes that the tax gross-up payments could be reduced because certain amounts may be considered reasonable compensation (such as payments attributable to a non-compete obligation) and taxable income paid prior to the year of the change in control will increase the trigger amount for the 20% tax.

        An officer is required to enter into a non-competition and non-solicitation covenant applicable for one year following the termination of his employment in order to receive these benefits. The Company generally may terminate these agreements prior to a change in control.

        A "change in control" for the purposes of these agreements generally consists of any of the following:

  •
  Acquisition by a person(s) or other entity(s) of 35% or more of the combined voting power of all the then outstanding voting securities of the Company (other than certain related party acquisitions); provided that such voting power is equal to or greater than the combined voting power of the voting securities held by the Gordon family

  •
  The current members of the board (and their successors nominated by either the board or the Gordon family) ceasing to constitute a majority of the board

  •
  Approval by the Company's shareholders of a reorganization, merger, consolidation, or a sale of substantially all of the Company's assets unless:

  •
  The shareholders of the Company immediately prior to the transaction hold more than 50% of the voting power of the successor,

  •
  No person (other than certain related parties) acquires combined voting power of the successor's voting securities equal to or greater than the combined voting power of the voting securities held by the Gordon family or 35% of the combined voting power of all the then outstanding voting securities of the successor and

  •
  The members of the board prior to the transaction constitute at least a majority of the board of the successor

  •
  The liquidation or sale of the Company

        "Good reason" generally includes any of the following Company actions following a change in control without the named executive officer's written consent:

  •
  Assigning duties that materially reduce the executive's position, duties, responsibilities or status with the Company, failure to terminate the executive's employment in compliance with the terms of the agreement or failing to re-elect the executive to any position held immediately before a change in control

  •
  Reducing the executive's annual base salary

  •
  Changing the office location where the executive is based by more than 50 miles

  •
  Failing to continue any employee benefit plan or compensation plan in which the executive participates, including but not limited to the MIP, the EBP and the CAP (or successors to those plans), or failing to continue the executive's level of participation in those plans

  •
  Failing to continue to provide the executive with substantially similar welfare benefits or materially reducing any of those benefits or any fringe benefit (including vacation pay)

  •
  Failing to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under a change in control agreement

        Any good faith determination of good reason made by the executive shall be conclusive except that an isolated, insubstantial and inadvertent action taken in good faith and which the Company remedies promptly after receiving notice shall not constitute good reason.

        A termination by the Company for cause generally means any of the following:

  •
  The commission of a felony

  •
  A material breach of duty by the executive (other than any failure that results from incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the executive's part, which is committed in bad faith and which is not remedied within a reasonable period of time after notice

        The following table estimates these change in control benefits as though the named executive officer's employment was terminated without cause immediately after a change in control on December 31, 2013 (the last day of 2013). Use of these assumptions is required by the Securities and Exchange Commission. With those assumptions taken as a given, the Company believes that the remaining assumptions listed below, which are necessary to produce these estimates, are reasonable in the aggregate. However, the executive's employment was not terminated on December 31, 2013 and a change in control did not occur on that date. There can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those described if either or both of them occur on any other date or at any other price, or if any assumption is not correct in fact. With respect to the calculation of excise taxes, no amounts attributable to entering into non-compete agreements have been considered exempt as may be permitted under applicable tax rules at the time of a qualifying employment termination.

Change in Control Payment and Benefit Estimates as of December 31, 2013

Executive	Aggregate Severance Pay(1)	Present Value of Accelerated Vesting of Deferred Compensation(2)	Welfare Benefit Continuation(3)	Tax Gross Up Payment(4)
Melvin J. Gordon, Chairman and Chief Executive Officer	$—	$—	$—	$—
Ellen R. Gordon, President and Chief Operating Officer	—	—	—	—
G. Howard Ember, Jr., Vice President/Finance	3,369,000	132,500	51,000	1,375,000
John W. Newlin, Jr., Vice President/Manufacturing	4,162,500	—	51,000	—
Thomas E. Corr, Vice President/Marketing and Sales	4,233,000	—	51,000	1,674,200

(1)
Assumes that any bonus paid for 2014 is earned and otherwise payable under the Management Incentive Plan.

(2)
Reflects the present value of the accelerated vesting of CAP under applicable tax rules.

(3)
Based on Company's current cost to provide these welfare benefits.

(4)
Based on a net combined tax rate equal to 65.0% using applicable 2013 tax rates. The total tax gross-up figure does not reflect any reductions that may be taken into account due to the value of the non-competition and non-solicitation agreement under applicable tax rules.

Split Dollar Life Insurance Agreements

        Certain life insurance benefits payable with respect to the Chief Executive Officer and Chief Operating Officer were provided by the Company in lieu of substantial non-qualified deferred compensation benefits that would have otherwise accrued during their employment with the Company over a period of approximately 25 years through 2008. This benefit was intended to minimize the necessity for the estates of the Chief Executive Officer and Chief Operating Officer to sell large blocks of the Company's Common Stock to pay estate taxes that might otherwise disrupt the market for the Company's shares. Under whole life insurance policies subject to split dollar life insurance agreements, Mrs. Gordon's beneficiaries would have received $42,114,314 if she had died on December 31, 2013. No life insurance proceeds would have been payable solely upon the death of Mr. Gordon. In the event that both Mr. Gordon and Mrs. Gordon had died on or about December 31, 2013, an additional $13,597,877 in survivorship life insurance proceeds would have been payable under the split dollar agreements to the Gordon family beneficiaries. All premiums paid by the Company to fund these benefits are fully recoverable upon payment of death proceeds from the life insurance policies subject to the split dollar life insurance agreements.

Compensation Committee Interlocks and Insider Participation

        During 2013, the Board of Directors of the Company was responsible for determining the compensation of the executive officers of the Company. Mr. Gordon is the Chairman of the Board and Chief Executive Officer of the Company and Mrs. Gordon is the President and Chief Operating Officer. The Chief Executive Officer and the Chief Operating Officer recuse themselves from votes regarding their own compensation or in circumstances where their participation, as an executive officer of the Company, would affect compliance with federal securities law or Section 162(m) of the Internal Revenue Code.

RELATED PERSON TRANSACTIONS

        The Company directs the majority of its charitable giving through a foundation of which Mr. and Mrs. Gordon are the sole directors. The foundation supports a number of medical research, educational and other charitable organizations principally located in cities where the Company has operations, as well as a matching gifts program for directors and employees. The Company believes, due to the well-known and long-standing affiliation of Mr. and Mrs. Gordon with the Company, that any private or public recognition of them, which donee institutions sometimes give, provides a benefit to the Company. In 2013 the Board of Directors approved a donation of $500,000 to the foundation.

Policy Regarding Related Person Transactions

        The Board has adopted a written policy that all direct or indirect transactions between the Company and its executive officers, directors or shareholders holding 5% or more of its voting securities, and any other transactions required to be disclosed as related person transactions by Item 404 of the SEC's Regulation S-K, shall be in the best interests of the Company and, unless different terms are specifically approved or ratified by disinterested members of the Board, must be on terms that are no less favorable to the Company than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances, or generally available to substantially all employees. All related person transactions or series of similar transactions required to be disclosed pursuant to Regulation S-K Item 404 must be presented to the Board for pre-approval or ratification.

        Each of the Company's directors and executive officers is required by the policy to promptly notify the President of any related person transaction in which such director or executive officer may be directly or indirectly involved as soon as he or she becomes aware of a possible transaction. The President is responsible for reviewing all related person transactions and taking all reasonable steps to ensure that all material related person transactions be presented to the Board for pre-approval or ratification by disinterested members of the Board in their discretion at its next regularly scheduled meeting, or by consent in lieu of a meeting if deemed appropriate.

        For related person transactions that are not required to be disclosed pursuant to Item 404 of Regulation S-K, the President shall determine whether the transaction is in compliance with the policy. If, however, such a non-material related person transaction involves the President or the Chief Executive Officer, the Vice President of Finance and the Treasurer shall jointly determine whether the transaction is in compliance with the policy, unless the amount involved in such non-material related person transaction is in excess of $25,000, in which case the Chairman of the Audit Committee shall determine whether the transaction is in compliance with the policy.

 PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2014 fiscal year. PricewaterhouseCoopers LLP has been the Company's independent auditors since 1968. Although not required by the Company's Articles of Incorporation or Bylaws, the Board of Directors deems it to be in the best interest of the Company to submit to the shareholders a proposal to ratify the appointment of PricewaterhouseCoopers LLP and recommends a vote in favor of such ratification. It is not expected that representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting.

        The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal year 2014.

 PRICEWATERHOUSECOOPERS LLP FEES AND SERVICES

        The following table sets forth the approximate aggregate fees billed by PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, for professional services in 2012 and 2013.

	2012	2013
Audit Fees(1)	$553,600	$601,600
Tax Fees(2)	148,540	159,300
All Other Fees(3)	16,000	1,800

(1)
The fees in this category were for services rendered in connection with the annual integrated audit.

(2)
The fees in this category were for services rendered for tax compliance, tax consulting, and tax planning.

(3)
The fees in this category represent payments for a license to use software relating to accounting rules and regulations, and, in 2012, data protection services related to a foreign subsidiary.

        All audit, audit-related services, tax and other services provided by PricewaterhouseCoopers LLP to the Company are pre-approved by the Audit Committee pursuant to a pre-approval policy adopted by the Audit Committee. Pursuant to that policy, the Audit Committee may delegate pre-approval to one or more of its members, provided that any member to whom any such authority is delegated shall report any pre-approval of services to the full Audit Committee at its next scheduled meeting.

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee has reviewed and discussed with management the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013. The Audit Committee has discussed with the Company's independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (the "PCAOB"). The Audit Committee has received from the independent registered public accounting firm written disclosures and the letter required by the applicable requirements of the PCAOB regarding independent accountants' communications with the audit committee concerning independence, and has discussed with the independent registered public accountants their independence.

        In reliance on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the year-end audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

        As stated in the Audit Committee charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for determining that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. The Company's independent registered public accounting firm is responsible for conducting an audit of the Company's annual financial statements in accordance with the standards of the PCAOB. In giving its recommendation to the Board, the Committee has relied on (i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company's independent registered public accounting firm with respect to such financial statements.

        The foregoing report has been approved by the Audit Committee, the members of which are:

  Richard P. Bergeman, Chairman
  Lana Jane Lewis-Brent
  Barre A. Seibert

 PROPOSAL 3

TO CONSIDER AND ACT UPON A NON-BINDING
ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION

        In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company is giving shareholders the opportunity to cast an advisory vote relating to the compensation of its named executive officers. Accordingly, the following resolution will be submitted for a shareholder vote at the 2014 Annual Meeting:

  "RESOLVED, that the shareholders of Tootsie Roll Industries, Inc. approve, on an advisory basis, the overall compensation of the Company's named executive officers as described in the Compensation Discussion and Analysis set forth in the Proxy Statement for this Annual Meeting."

        As discussed above in the section entitled "Compensation Discussion and Analysis," the Board of Directors believes that the Company's executive compensation program is well-reasoned, designed to attract, retain and motivate competent, experienced executives, contains an appropriate mix of short-term and long-term incentives, does not encourage excessive risk taking and is competitive with the compensation programs of other companies with whom the Company competes for executive talent. Although this vote is non-binding, the Board values constructive input and encourages all shareholders to vote on this matter.

        The Board of Directors recommends a vote FOR this resolution.

 SHAREHOLDER PROPOSALS FOR 2014 AND 2015 ANNUAL MEETINGS

        In order to be considered for inclusion in the Company's proxy materials for the 2015 Annual Meeting of Shareholders, any shareholder proposals should be addressed to Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629, Attention: Ellen R. Gordon, President, and must be received no later than November 28, 2014. In addition, the Company's Bylaws establish an advance notice procedure for shareholder proposals to be brought before any annual meeting of shareholders, including proposed nominations of persons for election to the Board of Directors. Shareholders at the 2014 Annual Meeting of Shareholders may consider shareholder proposals or nominations brought by a shareholder of record on March 14, 2014 who is entitled to vote at the 2014 Annual Meeting of Shareholders and who has given the Assistant Corporate Secretary timely written notice, in proper form, of the shareholder's proposal or nomination. A shareholder proposal or nomination intended to be brought before the 2014 Annual Meeting of Shareholders must have been received by the Assistant Corporate Secretary on or after February 4, 2014 and on or prior to March 5, 2014. The Assistant Corporate Secretary did not receive notice of any shareholder proposals or nominations relating to the 2014 Annual Meeting of Shareholders. The 2015 Annual Meeting of Shareholders is expected to be held on May 4, 2015. A shareholder proposal or nomination intended to be brought before the 2015 Annual Meeting of Shareholders must be received by the Assistant Corporate Secretary on or after February 3, 2015 and on or prior to March 5, 2015.

        Shareholders may communicate to the Board of Directors or any individual director in writing, by regular mail, addressed to the Board of Directors or an individual director, care of Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629, Attention: Ellen R. Gordon, President. Mrs. Gordon and her staff will compile any such communications and relay them to the applicable Board member or members.

 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 5, 2014

        A copy of this proxy statement, the enclosed proxy card and the 2013 Annual Report of Tootsie Roll Industries, Inc. can be found at the website address:

  http://www.astproxyportal.com/ast/14960/

        Directions to the shareholder meeting can be obtained by contacting the Office of the Assistant Secretary at (773) 838-3431.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        Some banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report for other shareholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629, Attention: Assistant Secretary, or via telephone at (773) 838-3431, the Company will provide separate copies of the Annual Report and/or this proxy statement.

GENERAL

        The Board of Directors does not know of any matters other than the foregoing that will be presented for consideration at the Annual Meeting. However, if other matters should be properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote thereon in accordance with their best judgment pursuant to the discretionary authority granted in the proxy.

        A copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 2013 is being mailed herewith.

        A copy of the Company's 2013 Annual Report on Form 10-K without exhibits may be obtained without charge upon written request to Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629, Attention: G. Howard Ember Jr., Vice President/Finance. A reasonable charge will be made for requested exhibits.

By Order of the Board of Directors
Barry P. Bowen, Assistant Secretary

Chicago, Illinois
March 28, 2014

ANNUAL MEETING OF SHAREHOLDERS OF TOOTSIE ROLL INDUSTRIES, INC. May 5, 2014 PROXY CARD FOR: COMMON STOCK NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/14960/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors: Melvin J. Gordon Ellen R. Gordon Lana Jane Lewis-Brent Barre A. Seibert Richard P. Bergeman 2. Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year 2014. 3. Approval of non-binding resolution regarding executive compensation. 4. In their discretion on any other business that may properly come before such meeting. TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. --------------- ---------------- 20530300000000000000 1 050514 INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the name of the nominee(s) on the lines below. GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

1 --------------- . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 COMMENTS: TOOTSIE ROLL INDUSTRIES, INC. ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned shareholder of TOOTSIE ROLL INDUSTRIES, INC. (the "Company") hereby appoints ELLEN R. GORDON, MICHAEL L. SOFFIN and ROBERT A. GOULDIN and each of them, as the undersigned's proxies (with the power of substitution) to vote all the shares of Common Stock and/or Class B Common Stock of the Company which the undersigned would be entitled to vote at the annual meeting of shareholders of such Company to be held on May 5, 2014, at 9:00 A.M. (EDST) and any adjournment thereof, on the matters set forth on the reverse side hereof. This Proxy will be voted in accordance with Instructions Specified on the reverse side, but in the absence of any Instructions will be voted FOR the listed nominees for director in Item (1) and for Items (2) and (3). If any other business is presented at the meeting, the proxies are authorized to vote thereon in their discretion. The undersigned hereby revokes any proxy heretofore given. PLEASE DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY. A RETURN ENVELOPE IS ENCLOSED. (Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF TOOTSIE ROLL INDUSTRIES, INC. May 5, 2014 PROXY CARD FOR: CLASS B COMMON STOCK NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/14960/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors: Melvin J. Gordon Ellen R. Gordon Lana Jane Lewis-Brent Barre A. Seibert Richard P. Bergeman 2. Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year 2014. 3. Approval of non-binding resolution regarding executive compensation. 4. In their discretion on any other business that may properly come before such meeting. TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. --------------- ---------------- 20530300000000000000 1 050514 INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the name of the nominee(s) on the lines below. GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

1 --------------- . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 COMMENTS: TOOTSIE ROLL INDUSTRIES, INC. ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned shareholder of TOOTSIE ROLL INDUSTRIES, INC. (the "Company") hereby appoints ELLEN R. GORDON, MICHAEL L. SOFFIN and ROBERT A. GOULDIN and each of them, as the undersigned's proxies (with the power of substitution) to vote all the shares of Common Stock and/or Class B Common Stock of the Company which the undersigned would be entitled to vote at the annual meeting of shareholders of such Company to be held on May 5, 2014, at 9:00 A.M. (EDST) and any adjournment thereof, on the matters set forth on the reverse side hereof. This Proxy will be voted in accordance with Instructions Specified on the reverse side, but in the absence of any Instructions will be voted FOR the listed nominees for director in Item (1) and for Items (2) and (3). If any other business is presented at the meeting, the proxies are authorized to vote thereon in their discretion. The undersigned hereby revokes any proxy heretofore given. PLEASE DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY. A RETURN ENVELOPE IS ENCLOSED. (Continued and to be signed on the reverse side)

QuickLinks

VOTING INFORMATION
PROPOSAL 1 ELECTION OF DIRECTORS
DIRECTOR COMPENSATION
OWNERSHIP OF COMMON STOCK AND CLASS B COMMON STOCK BY CERTAIN BENEFICIAL OWNERS
OWNERSHIP OF COMMON STOCK AND CLASS B COMMON STOCK BY MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION Compensation Discussion and Analysis
Report of the Board of Directors on Executive Compensation
Summary Compensation Table for Fiscal Years Ended December 31, 2013, 2012 and 2011
Nonqualified Deferred Compensation as of and for the Fiscal Year Ended December 31, 2013
Summary of Nonqualified Deferred Compensation Plans
Potential Payments on Termination or Change in Control
Change in Control Payment and Benefit Estimates as of December 31, 2013
RELATED PERSON TRANSACTIONS
Policy Regarding Related Person Transactions
PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PRICEWATERHOUSECOOPERS LLP FEES AND SERVICES
REPORT OF THE AUDIT COMMITTEE
PROPOSAL 3 TO CONSIDER AND ACT UPON A NON-BINDING ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION
SHAREHOLDER PROPOSALS FOR 2014 AND 2015 ANNUAL MEETINGS
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 5, 2014
HOUSEHOLDING OF ANNUAL MEETING MATERIALS